Exhibit 99.1

Press Release
July 22, 2009	7575 West Jefferson Blvd Fort Wayne, IN 46804 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Reports Second Quarter 2009 Results

FORT WAYNE, INDIANA, July 22, 2009— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced a loss of $0.08 per diluted share for the second quarter of 2009.  This was a narrower loss than was expected in mid-June due to a change in the company’s estimated annual income tax rate, which reduced the second quarter net loss by $0.02 per diluted share.  Net losses for the second quarter of 2009 were $16 million, compared to a net loss of $88 million, or $0.48 per diluted share, in the first quarter of 2009 and net income of $210 million, or $1.05 per diluted share, in the second quarter of 2008.

During June 2009, the company issued 31,050,000 shares of its common stock at a public offering price of $13.50 and issued $287.5 million of 5.125% convertible notes due 2014. Net proceeds of slightly more than $675 million were used to repay a term loan of $552 million and for other general purposes. During this time frame, the company also amended its senior secured credit agreement, obtaining greater financial covenant flexibility through 2010. There was no net impact to the second quarter’s loss per diluted share due to these transactions, as the weighted average increase in outstanding shares was offset by certain related transaction expenses of approximately $3.5 million.

Net sales for the second quarter of 2009 were $792 million, 3 percent lower than net sales of $815 million in the first quarter 2009. Compared to the second quarter of 2008, net sales were down 67 percent due to much lower volume and lower selling values for steel and recycled metals. Steel shipments for the second quarter were 886,000 tons, 45 percent below second quarter 2008 shipments of 1.6 million tons. SDI’s average steel selling price for the second quarter of 2009 declined $126 per ton, to $594 from $720 per ton in the first quarter. Average scrap cost per net ton charged decreased $79 compared to the first quarter. In metals recycling, OmniSource’s ferrous metals shipments were 840,000 tons, down 44 percent from the second quarter of 2008, and nonferrous shipments were 170 million pounds, down 33 percent.

“In the second quarter, the company’s steel operations produced operating income of $36 million, with overall capacity utilization improving to approximately 50 percent, despite continued low operating rates at the long-products divisions,” said Keith Busse, Chairman and CEO. “The Structural and Rail Division operated at about 25 percent of current capacity. In spite of this depressed operating environment, the division achieved an operating profit for the quarter.

“We are very pleased to report that OmniSource generated operating income for the quarter, with May and June results offsetting April losses. The increase in demand for ferrous and nonferrous materials, coupled with stronger material flows and a reduced cost structure, position OmniSource to continue to improve performance in the second half of 2009.  We believe OmniSource will be profitable for the full year.

“New Millennium Building Systems, our joist-and-deck fabricating operation, continues to face stiff headwinds as the non-residential building construction market remains very weak. This resulted in basically breakeven operations for the quarter. Joist-and-decking shipments of 35,000 tons were off 53 percent from the year-ago quarter.

“During the second quarter, we experienced a slight improvement in business conditions. Order entry picked up at the Flat Roll Division and at The Techs in early May and has continued to be strong, resulting in improved backlogs. It remains unclear whether this increase in business activity will persist, or will be short-lived, as we continue to see conflicting signs in the economy. While our flat-roll steel businesses are currently operating near capacity, we have seen only marginal improvement in long products. We have yet to see signs of improvement in the construction markets.

“Based on our assumptions that flat-roll demand will remain steady in the near term, recycled metals will continue to recover, and demand for long products will remain sluggish, we currently expect third quarter diluted earnings per share to be in the range of $0.10 to $0.20 for the third quarter.  We will provide an update to this guidance in early September.

“Steel Dynamics remains poised to ramp up quickly to meet renewed demand for steel products when it occurs. Our employees demonstrated this responsiveness in June as our flat-roll and metals recycling operations quickly ramped up output in response to increased demand. I would like to salute all of our employees for their positive attitudes, as many continue to receive smaller paychecks due to shorter workweeks and lower production bonuses. They, as in the past, continue to do an excellent job in controlling costs as we all recognize the realities of the current business environment,” Busse said.

In June Steel Dynamics relocated their corporate offices to a building obtained through the acquisition of OmniSource, and at which OmniSource continues to also maintain its central offices. Telephone and email contact information for Steel Dynamics corporate office employees remains unchanged.

Second Quarter 2009 Operating Segment Information

The following highlights second quarter 2009 results for each of SDI’s three primary operating segments.

Steel Operations.  Steel Operations achieved net sales of $526 million for the second quarter and represented 64 percent of the company’s external sales. This segment includes five steel mills and related steel processing facilities, including The Techs.  SDI’s five steel mills produce a wide variety of flat-rolled and long steel products. The Techs galvanize steel sheet that is sourced primarily from third parties.

Second quarter 2009 Steel Operations shipments were 886,000 tons, of which 582,000 tons were flat-rolled shipments. Based on tons shipped, including steel shipments made by The Techs, flat-rolled products accounted for 66 percent of second quarter steel segment shipments, 11 percent was structural steel shipments, 7 percent was engineered bars, 10 percent was merchant bars, and 6 percent was Steel of West Virginia shipments. The second quarter operating profit for the steel segment was $36 million, or $41 per ton shipped, compared to an operating loss of $88 per ton in the first quarter. (Without the effect of the first quarter’s lower of cost or market inventory adjustments, Steel Operations would have generated an operating profit of about $17 million, or $22 per ton, in the first quarter.) These figures exclude amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs.

The second quarter’s average selling price per ton for Steel Operations was $594, a decrease of $126 per ton from $720 in the first quarter of 2009 and a decrease of $417 per ton from the year-ago quarter. The average scrap cost per net ton charged decreased $79 compared to the first quarter.

Notable items for the second quarter include the completion, late in the quarter, of the second electric-arc-furnace upgrade at the Butler, Indiana, Flat Roll Mill. This brings the mill’s total annual production capacity to 3 million tons. Also during the quarter, rail production increased at the Structural and Rail Division. In April, our rail-welding operation shipped its first rail-train of quarter-mile-long rail strings welded from 240-foot rail sections produced at the Columbia City mill. Separately, Dynamic Composites, a majority-owned facility at Columbia City (reported in the “All Other” business segment), shipped a major order for steel-core composite railroad ties. It then received a follow-on order for 25,000 ties from the BNSF Railway Co.

Metals Recycling and Ferrous Resources.  This segment includes ferrous and non-ferrous metals recycling by OmniSource Corporation (processing and trading) and SDI’s Iron Dynamics scrap-substitute operation that produces pig iron for use by the Flat Roll Division. The segment also includes expenses related to the Mesabi Nugget project, which currently is under construction.

The segment’s net sales for second quarter 2009 were $309 million, and represented 30 percent of SDI’s second quarter external sales. The operating income for this segment was $4 million, excluding amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs. OmniSource achieved a $9 million operating profit for the quarter. The segment’s overall pretax loss is attributable to losses at Iron Dynamics (related to lower market-based pig-iron prices) and to the expenses related to the Mesabi Nugget project as it nears expected start-up in November.

For the second quarter, total ferrous scrap shipments, including shipments to SDI’s Steel Operations, were 840,000 tons, 44 percent lower than the year-ago-quarter (excluding Recycle South’s second quarter 2008 shipments prior to its acquisition by OmniSource) and 15 percent higher than the first quarter of 2009. Non-ferrous scrap shipments for the second quarter of 2009 were 170 million pounds, 33 percent lower than the year-ago quarter and 11 percent lower than first quarter 2009 shipments.

During the second quarter, the company’s scrap operations supplied 313,000 tons of ferrous scrap to SDI’s Steel Operations, or approximately 54 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations. Steel Fabrication Operations are the New Millennium Building Systems fabricating plants that produce joists, trusses, and steel deck used in the construction of non-residential buildings. Second quarter net sales were $37 million, or 5 percent of SDI’s second quarter external sales. New Millennium reported a very small operating loss for the quarter. Second quarter shipments totaled 35,000 tons at an average selling price of $1,047 per ton. Second quarter shipments were 53 percent lower than the year-ago quarter, and 22 percent lower than the first quarter of 2009.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Thursday, July 23, 2009, at 9:30 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss second quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

  f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2009	2008	2009	2008	2009

Net sales	$792,158	$2,403,939	$1,606,808	$4,306,144	$814,650
Costs of goods sold	723,321	1,924,284	1,578,598	3,479,180	855,277
Gross profit (loss)	68,837	479,655	28,210	826,964	(40,627)

Selling, general, and administrative expenses	48,559	85,766	105,879	150,631	57,320
Profit sharing	—	26,897	(42)	45,404	(42)
Amortization of intangible assets	13,994	8,120	29,692	19,650	15,698
Operating income (loss)	6,284	358,872	(107,319)	611,279	(113,603)

Interest expense, net capitalized interest	37,043	35,475	73,294	65,282	36,251
Other (income) expense, net	786	(16,901)	38	(24,707)	(748)
Income (loss) before income taxes	(31,545)	340,298	(180,651)	570,704	(149,106)

Income taxes	(15,024)	129,013	(74,356)	216,387	(59,332)
Net income (loss)	(16,521)	211,285	(106,295)	354,317	(89,774)
Net income (loss) attributable to non-controlling interests	(530)	791	(2,442)	1,266	(1,912)

Net income (loss) attributable to Steel Dynamics, Inc.	$(15,991)	$210,494	$(103,853)	$353,051	$(87,862)

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$(.08)	$1.11	$(.56)	$1.86	$(.48)

Weighted average common shares outstanding	189,848	190,351	185,924	189,695	182,000

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$(.08)	$1.05	$(.56)	$1.77	$(.48)

Weighted average common shares and equivalents outstanding	189,848	200,345	185,924	199,831	182,000

Dividends declared per share	$.075	$.10	$.175	$.20	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands / volume data in actual net tons, except non-ferrous data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2009	2008	2009	2008	2009
Steel Operations*

Shipments
Flat Roll Division	454,745	706,281	758,683	1,391,601	303,938
Structural and Rail Division	96,476	286,150	226,031	585,837	129,555
Engineered Bar Products Division	63,124	145,085	134,664	293,033	71,540
Roanoke Bar Division	89,112	136,582	165,722	287,950	76,610
Steel of West Virginia	54,959	80,334	98,083	156,058	43,124
The Techs	127,290	262,908	245,649	524,919	118,359
Combined	885,706	1,617,340	1,628,832	3,239,398	743,126
Intra-company	(47,590)	(124,128)	(99,602)	(254,813)	(52,012)
External	838,116	1,493,212	1,529,230	2,984,585	691,114
Production (excluding The Techs)	755,981	1,368,071	1,453,787	2,740,435	697,806

Net sales
Combined	$526,465	$1,635,559	1,061,649	$2,903,948	$535,184
Intra-company	(19,572)	(110,904)	(49,714)	(195,964)	(30,142)
External	$506,893	$1,524,655	$1,011,935	$2,707,984	$505,042
Operating income (loss) before amortization of intangibles	$36,131	$330,906	$(29,332)	$571,241	$(65,463)
Amortization of intangibles	(3,432)	(3,363)	(6,883)	(9,141)	(3,451)
Operating income (loss)	$32,699	$327,543	$(36,215)	$562,100	$(68,914)

Metals Recycling and Ferrous Resources**

Ferrous metals shipments
Combined	840,199	1,506,902	1,570,068	2,898,284	729,869
Intra-company	(313,023)	(654,117)	(527,776)	(1,118,010)	(214,753)
External	527,176	852,785	1,042,292	1,780,274	515,116
Non-ferrous metals shipments (thousands of pounds)	169,784	254,147	360,178	492,935	190,394

Iron Dynamics shipments
Liquid pig iron	44,392	52,342	85,618	97,785	41,226
Hot briquetted iron	1,483	10,947	21,809	30,689	20,326
Other	29	3,438	703	6,247	674
Intra-company	45,904	66,727	108,130	134,721	62,226
Net sales
Combined	$308,938	$1,160,950	$605,346	1,964,715	$296,408
Intra-company	(68,540)	(418,336)	(127,242)	(615,342)	(58,702)
External	$240,398	$742,614	$478,104	$1,349,373	$237,706
Operating income (loss) before amortization of intangibles	$3,585	$84,954	$(8,837)	$137,747	$(12,422)
Amortization of intangibles	(10,472)	(4,615)	(22,516)	(10,232)	(12,044)
Operating income (loss)	$(6,887)	$80,339	$(31,353)	$127,515	$(24,466)

Steel Fabrication***

Shipments
Combined	35,369	76,018	80,647	144,624	45,278
Intra-company	(210)	(43)	(225)	(316)	(15)
External	35,159	75,975	80,422	144,308	45,263
Net sales
Combined	$37,026	$93,288	$97,833	$171,811	$60,807
Intra-company	(556)	(52)	(578)	(117)	(22)
External	$36,470	$93,236	$97,255	$171,694	$60,785
Operating income (loss) before amortization of intangibles	$(5)	$4,444	$3,162	$8,171	$3,167
Amortization of intangibles	(33)	(83)	(200)	(166)	(167)
Operating income	$(38)	$4,361	$2,962	$8,005	$3,000

*                 Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**          Metals Recycling and Ferrous Resources Operations include OmniSource and Recycle South metals recycling operations, as well as Iron Dynamics’ (IDI) pig iron substitute production facility (all IDI shipments are consumed internally). Operating income (loss) also includes the expenses associated with the construction and start up of the company’s Mesabi Nugget facilities.

***   Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets
Cash and equivalents	$18,217	$16,233
Accounts receivable, net	364,736	502,932
Inventories	738,470	1,023,235
Deferred income taxes	32,179	23,562
Income taxes receivable	125,912	86,321
Other current assets	22,017	57,632
Total current assets	1,301,531	1,709,915

Property, plant and equipment, net	2,144,360	2,072,857

Restricted cash	13,932	18,515

Intangible assets, net	557,194	614,786

Goodwill	780,321	770,438

Other assets	84,474	67,066
Total assets	$4,881,812	$5,253,577

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$227,446	$263,393
Income taxes payable	2,702	4,107
Accrued expenses	143,136	209,697
Accrued profit sharing	56	62,561
Senior secured revolving credit facility, matures 2012	114,000	366,000
Current maturities of long-term debt	1,049	65,223
Total current liabilities	488,389	970,981

Long-term debt
Senior secured term A loan	—	503,800
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	—
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
Other long-term debt	42,392	15,361
Total long-term debt	2,029,892	2,219,161

Deferred income taxes	371,953	365,496

Other liabilities	67,095	65,626

Commitments and contingencies

Stockholders’ equity
Common stock	626	545
Treasury stock, at cost	(730,862)	(737,319)
Additional paid-in capital	958,558	541,686
Other accumulated comprehensive loss	—	(1,411)
Retained earnings	1,682,208	1,820,385
Total Steel Dynamics, Inc. stockholders’ equity	1,910,530	1,623,886
Non-controlling interests	13,953	8,427
Total stockholders’ equity	1,924,483	1,632,313
Total liabilities and stockholders’ equity	$4,881,812	$5,253,577

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating activities:
Net income (loss) attributable to Steel Dynamics, Inc.	$(15,991)	$210,494	$(103,853)	$353,051

Adjustments to reconcile net income (loss) attributable to Steel Dynamics, Inc. to net cash provided by operating activities:
Depreciation and amortization	57,765	47,582	114,728	100,794
Equity-based compensation	3,313	2,754	11,892	6,683
Deferred income taxes	5,797	57,038	13,492	56,065
Non-controlling interests	(530)	792	(2,442)	1,267
Changes in certain assets and liabilities:
Accounts receivable	(5,297)	(211,411)	135,796	(397,204)
Inventories	95,296	(227,270)	288,393	(217,695)
Accounts payable	(13,793)	249,665	(47,847)	364,180
Income taxes payable	2,702	(34,751)	(1,405)	37,857
Other working capital	(57,596)	(39,602)	(122,393)	(36,111)
Net cash provided by operating activities	71,666	55,291	286,361	268,887

Investing activities:
Purchase of property, plant and equipment	(73,166)	(101,225)	(147,504)	(194,989)
Acquisition of businesses, net of cash acquired	—	(271,247)	—	(271,158)
Purchase of securities	—	—	—	(20,373)
Other investing activities	(7,290)	2,913	(10,513)	4,153
Net cash used in investing activities	(80,456)	(369,559)	(158,017)	(482,367)

Financing activities:
Issuance of current and long-term debt	471,685	786,900	708,744	1,004,900
Repayment of current and long-term debt	(841,781)	(401,941)	(1,200,447)	(635,155)
Debt issuance costs	(13,298)	(5,568)	(13,751)	(7,514)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	412,547	10,277	410,489	17,454
Purchase of treasury stock	—	—	—	(46,128)
Contribution from non-controlling investor	—	—	5,000	—
Dividends paid	(18,213)	(18,884)	(36,395)	(33,158)
Net cash provided by (used in) financing activities	10,940	370,784	(126,360)	300,399

Increase in cash and equivalents	2,150	56,516	1,984	86,919
Cash and equivalents at beginning of period	16,067	58,889	16,233	28,486

Cash and equivalents at end of period	$18,217	$115,405	$18,217	$115,405

Supplemental disclosure of cash flow information:
Cash paid for interest	$67,450	$57,334	$79,433	$68,719
Cash paid for federal and state income taxes, net of refunds	$1,656	$160,522	$(53,774)	$161,909